September 6, 2011	Symbol: BER (TSXV)

BE Resources Completes $1 Million Private Placement

TORONTO, ONTARIO – BE Resources Inc. (TSXV: BER) (“BE” or the “Company”) is pleased to announce it has completed a private placement of 10,000,000 units of the Company (the “Units”) at a price of $0.10 per Unit, for aggregate gross proceeds of $1,000,000. Each Unit is comprised of one common share in the capital of the Company and one-half of one common share purchase warrant. Each full warrant entitles the holder to purchase one common share at an exercise price of US$0.20 per share for a period of two years, subject to earlier expiry or adjustment in certain circumstances.

In connection with the sale of the Units, the Company paid a cash finder’s fee equal to $41,000 and issued finder’s warrants for the purchase of up to 656,000 common shares at a price of US$0.11 per share for a period of two years, subject to earlier expiry or adjustment in certain circumstances.

The proceeds of the private placement will be used by the Company to fund drilling activities at its Warm Springs property and for general working capital purposes.

The securities issued under this private placement as well as the common shares issued on exercise of the warrants and finder’s warrants will be subject to a four month hold period expiring January 7, 2012 under applicable Canadian securities legislation.

The securities sold by the Company have not been registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and may not be offered or sold in the United States absent registration under the U.S. Securities Act or an exemption from such registration requirements. The common shares, warrants and the common shares issuable upon exercise of the warrants will be “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act and will remain “restricted securities” notwithstanding any resale within or outside the United States unless the sale is completed pursuant to an effective registration statement under the U.S. Securities Act or in accordance with Rule 144.

Cautionary Statements

Certain statements contained in this news release may contain forward-looking information within the meaning of United States and Canadian securities laws. Such forward-looking information is identified by words such as “estimates”, “intends”, “plans”, “expects”, “believes”, “may” and “will” and include, without limitation, statements regarding the use of proceeds. There can be no assurance that such statements will prove to be accurate; actual results and future events could differ materially from such statements. Factors that could cause actual results to differ materially include, among others, regulatory hurdles. Reference is made to the risk factors contained in the Company’s annual report on Form 10-K for the year ended December 31, 2010. Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking information. Except as otherwise required by applicable securities statutes or regulation, the Company expressly disclaims any intent or obligation to update publicly forward-looking information, whether as a result of new information, future events or otherwise.

For further information:

Jon Pereira, President & CEO
50 Richmond Street East, Suite 101
Toronto, Ontario
Tel: (416) 200-7200

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.